Exhibit 10.18

OGE Energy Corp.
Director Compensation
Compensation of non-officer directors of the Company in 2016 included an annual retainer fee of $162,600, of which $57,600 was payable in cash in quarterly installments and $105,000 was deposited in the director's account under the Company's Deferred Compensation Plan and converted to 3,277 common stock units based on the closing price of the Company's Common Stock on December 6, 2016. All non-officer directors received $2,000 for each Board meeting and $2,000 for each committee meeting attended. The lead director received an additional $20,000 cash retainer in 2016. The chair of the Audit Committee received an additional $15,000 cash retainer in 2016. The chair of the Compensation and Nominating and Corporate Governance Committees received an additional $10,000 annual cash retainer in 2016. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E in 2016.

Under the Company's Deferred Compensation Plan, non-officer directors may defer payment of all or part of their attendance fees and the quarterly cash retainer fee, which deferred amounts in 2016 were credited to their account as of the first day of the quarterly scheduled payment date. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company's Deferred Compensation Plan. In 2016, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company's Common Stock. When an individual ceases to be a director of the Company, all amounts credited under the Company's Deferred Compensation Plan are paid in cash in a lump sum or installments. In certain circumstances, participants may also be entitled to in-service withdrawals from the Company's Deferred Compensation Plan.

On November 30, 2016, the Compensation Committee met to consider director compensation. At that meeting, the Compensation Committee increased the annual equity retainer, noted above, credited on December 6, 2016, from $95,000 to $105,000. The Compensation Committee also determined to make a change in the annual cash retainer and cease paying for meeting fees effective for 2017. The annual cash retainer was set at $100,000 for 2017 to be paid quarterly.